UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 17, 2008

Finlay Fine Jewelry Corporation
(Exact name of registrant as specified in its charter)

Delaware	33-59380	13-3287757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

529 Fifth Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 808-2800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

_____________

*	The Registrant is not subject to the filing requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is voluntarily filing this Current Report on Form 8-K.

ITEM 8.01	OTHER EVENTS.

Finlay Fine Jewelry Corporation (the “Company”) announced today that it has concluded discussions with certain holders of its 8 3/8% Senior Notes due June 1, 2012 (the “Notes”) in connection with its exploration and evaluation of potential alternatives related to a financial recapitalization of the Company.

As of the date of this filing, noteholders who beneficially own or have investment management authority with respect to approximately 70% of the aggregate amount outstanding of the Notes (the “Majority Holders”) have entered into a written agreement in principle to exchange (the “Exchange Transaction”) the Notes they beneficially own or for which they have investment management authority for new third lien secured PIK notes (the “Third Lien Notes”) on substantially the terms set forth in the Summary of Terms and Conditions (the “Term Sheet”), which is attached hereto as Exhibit 99.1.

The Majority Holders have also agreed to purchase (the “Second Lien Issuance,” and together with the Exchange Transaction, the “Transactions”) $20 million aggregate initial principal amount of new second lien secured PIK notes (the “Second Lien Notes”) on substantially the terms set forth in the Term Sheet.

The indenture governing the Notes currently prohibits the Company from entering into the Transactions. As a result, the Company has commenced a solicitation of consents for proposed amendments to the indenture (the “Proposed Amendments”) that would allow it to effectuate the Transactions. In addition to the consents, the Company is seeking waivers from compliance with all relevant provisions of the indenture or the Notes (including any related default provisions) which would otherwise prohibit us from consummating the Transactions. The Company has solicited waivers in addition to the consents in the event that the Company determines, in its sole discretion for timing or other reasons, to proceed with the Transactions prior to or without entering into any formal amendment of the indenture governing the Notes. Approval of the Proposed Amendments to, and a waiver from compliance with covenants and other provisions set forth in, the indenture requires the consents and waivers, respectively, of the holders of not less than a majority in principal amount of outstanding Notes (such consents and waivers, the “Requisite Consents and Waivers”).

The Majority Holders have agreed in principle to provide the Requisite Consents and Waivers pursuant to the consent and waiver solicitation.

The Company reserves the right, in its sole discretion, and subject to applicable law, to permit noteholders (and only such noteholders) who have validly delivered (and not validly revoked) a consent and waiver to participate in the Transactions on substantially the same terms as the Majority Holders described above, which, for the avoidance of doubt, would include the obligation to purchase additional new Second Lien Notes in proportion to Notes they exchange in the Exchange Transaction. However, by delivering a consent and waiver, a noteholder does not obligate itself to participate in the Transactions.

Furthermore, the Majority Holders (and, if applicable, any other noteholders participating in the Transactions) will be required to forego the next cash interest payment due under the Notes on December 1, 2008 with respect to the Notes surrendered in the Exchange Transaction. Instead, such holders will receive in-kind interest pursuant to the terms of the Third Lien Notes as described in the Term Sheet. Noteholders not participating in the Transactions will continue to be entitled to cash interest payments in accordance with the terms of the Notes, including the next cash interest payment due on December 1, 2008.

The consent and wavier solicitation will expire at 5:00 p.m., New York City time, on November 25, 2008, unless extended. If the expiration date of the consent and waiver solicitation is extended by the Company, the Company may delay the scheduled interest payment on the Notes from December 1, 2008 until a later date within the grace period in order to effect the Exchange Transaction prior to making the payment of interest.

Closing of the Transactions will be subject to certain conditions, including documentation and a satisfactory waiver by senior bank lenders.

This current report does not constitute an offering of securities. The Second Lien Notes and the Third Lien Notes will not be and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act.

The foregoing discussion of the Term Sheet is qualified in its entirety by reference to the full text of the Term Sheet, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

The following is a summary of certain material U.S. federal income tax consequences to the Company of the Proposed Amendments and the Exchange Transaction. The summary is based on the Internal Revenue Code of 1986, as amended, and the Treasury regulations, rulings and decisions thereunder, as now in effect, all of which are subject to change (possibly with retroactive effect). The Company has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements and conclusions made in this discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

The U.S. federal income tax treatment to the Company of the adoption of the Proposed Amendments and the Exchange Transaction will depend, in part, upon (i) whether the adoption of the Proposed Amendments results in a deemed exchange of the effected Notes for “new notes” for U.S. federal income tax purposes, and (ii) whether the Third Lien Notes issued in the Exchange Transaction are treated as a continuation of the existing Notes in a modified form for U.S. federal income tax purposes, rather than as an exchange of existing Notes for new notes. Under the applicable regulations, changes in the terms of a debt instrument (whether or not reflected in the form of a new note) are treated as an exchange for U.S. federal income tax purposes only if one or more of such changes constitute a “significant modification” of the original debt instrument. If the changes do not result in a “significant modification,” then no exchange (and thus no taxable event) generally occurs.

In general, the modification of a debt instrument is a “significant modification” if, based on all the facts and circumstances and taking into account certain modifications of the debt instrument collectively, the modification effects a change in the terms of such instrument in a manner that is “economically significant.” However, the regulations provide specific rules regarding when certain changes to a debt instrument constitute a “significant modification,” including (i) a change in the yield of certain debt instruments (such as the Notes), (ii) a change in priority of the debt instrument or the addition of collateral or guarantees, and (iii) a deletion or alteration of accounting or financial covenants of or with respect to the debt instrument. Under these rules, a change in the yield of a debt instrument is a “significant modification” if the yield of the modified instrument varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or five percent of the annual yield of the unmodified instrument. A change in the priority of a debt instrument relative to other debt instruments of the issuer and/or the addition of collateral or guarantees results in a “significant modification” of a recourse debt instrument if it creates either (i) a substantial enhancement of the issuer’s capacity to meet its payment obligations and that capacity was primarily speculative prior to the modification and is adequate thereafter, or (ii) a substantial impairment of the issuer’s capacity to meet its payment obligations and that capacity was adequate prior to the modification and is primarily speculative thereafter. The regulations also provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a “significant modification.”

Based upon consultation with the Company’s financial advisers and the expected circumstances at the time of the approval of the Proposed Amendments and the occurrence of the Exchange Transaction, the Company believes, and intends to take the position, that neither the Proposed Amendments nor the Exchange Transaction will constitute a “significant modification” of the effected Notes. No assurance, however, can be provided that the IRS would not assert a contrary position to that described above or that a court would not sustain such an assertion.

If contrary to the Company’s expectations, either the Proposed Amendments or the Exchange Transaction were to constitute a “significant modification,” the effected Notes would be treated for U.S. federal income tax purposes as exchanged for new notes. In such event, among other things, the Company may be required to include as income (subject to offset by any available net operating losses), an amount equal to the difference between the amount owing under the effected Notes and the fair market value of the effected Notes at the time of the exchange. The amount of “cancellation of debt” income may be reduced, and even eliminated, to the extent by which the Company is considered insolvent immediately before the exchange; however, even in such event, the Company would be required to reduce the amount of certain tax attributes (such as net operating losses and tax basis), with the result that the Company may have increased taxable income in future taxable years. As a result, if a “significant modification” occurs the Company’s tax liability could increase materially either currently or in future taxable years.

The foregoing summary is intended for general information only and does not purport to address all of the U.S. federal income and other tax considerations to the Company regarding the Proposed Amendments and the Exchange Transaction.

Information Concerning Forward-Looking Statements

This current report may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Summary of Terms and Conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINLAY FINE JEWELRY CORPORATION

Date: November 17, 2008	By:	/s/ Bruce E. Zurlnick
Bruce E. Zurlnick
Senior Vice President, Treasurer and Chief Financial Officer

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